Exhibit 99.1

Consent of Tudor Pickering Holt & Co Advisors LP

June 26, 2019

The Audit Committee of the Board of Directors

of AmeriGas Propane, Inc.

c/o AmeriGas Partners, L.P.

460 North Gulph Road

King of Prussia, Pennsylvania 19406

Attention: Mr. William J. Marrazzo

                 Audit Committee Chairman

Re: Amendment No. 1 to Registration Statement on Form S-4 of UGI Corporation filed on or about June 26, 2019

Dear Members of the Audit Committee:

Reference is made to our opinion (the “Fairness Opinion”), dated April 1, 2019, addressed to the Audit Committee (the “GP Audit Committee”) of the Board of Directors of AmeriGas Propane, Inc. (the “General Partner”), the general partner of AmeriGas Partners, L.P. (the “Partnership”), as to the fairness from a financial point of view to the Unaffiliated Public Unitholders of the Merger Consideration to be received by such Unaffiliated Public Unitholders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) transmitted to us in draft form on March 31, 2019, by and among UGI Corporation, AmeriGas Propane Holdings, Inc., AmeriGas Propane Holdings, LLC, the Partnership and the General Partner. Except as otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Fairness Opinion.

We provided the Fairness Opinion for the information and assistance of the GP Audit Committee in connection with, and at the time of, its consideration of the merger and the Merger Agreement. In that regard, we hereby consent to the inclusion of the Fairness Opinion and a description of the Fairness Opinion in UGI’s preliminary proxy statement/prospectus, which is part of Amendment No. 1 to the registration statement of UGI on Form S-4, and in the related Amendment No. 1 to the Transaction Statement on Schedule 13E-3, in each case to be filed with the Securities and Exchange Commission (the “SEC”) as of the date hereof (the “Proxy Statement” and the “Transaction Statement,” respectively).

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned versions of the Proxy Statement and the Transaction Statement being filed with the SEC as of the date hereof and not to any subsequent amendments or supplements thereto, and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the above-mentioned versions of the Proxy Statement or the Transaction Statement) or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Proxy Statement or Transaction Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Tudor Pickering Holt & Co Advisors LP

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Tudor Pickering Holt & Co Advisors LP  |  Members FINRA/SIPC